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                                                                      EXHIBIT 11



                              TERA COMPUTER COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)



                                       THREE MONTHS ENDED                   SIX MONTHS ENDED
                                          JUNE 30,                              JUNE 30,
                                   1997              1998                1997               1998
                               ------------       ------------       ------------       ------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                     7,159,373         11,755,569          6,912,675         11,545,504

NET LOSS APPLICABLE
  TO COMMON STOCK              $ (3,939,977)      $ (4,393,372)       $(6,381,853)      $ (9,584,853)

NET LOSS PER COMMON SHARE;
  BASIC AND DILUTED            $      (0.55)             (0.37)      $      (0.92)             (0.83)